Exhibit (a)(1)(F)

This announcement is not an offer, whether directly or indirectly, in Australia, Belarus, Canada, Hong Kong, Japan, New Zealand, Singapore, South Africa or Russia or in any other jurisdiction where such offer would be prohibited by applicable law pursuant to legislation, restrictions and regulations in the relevant jurisdiction. Shareholders not resident in Sweden or the United States who wish to accept the Offers (as defined below) must make inquiries concerning applicable legislation and possible tax consequences. Shareholders should refer to the offer restrictions included in the section titled “Important notice” at the end of this announcement and in the Offer to Purchase (as defined below) which was published today. United States shareholders should refer to the section titled “Important Information” and “Special Notice to Shareholders in the United States” at the end of this announcement.

Press release

July 1, 2024

Offer document regarding Atlas Luxco S.à r.l.’s public offers to the shareholders of Millicom International Cellular S.A. has been made public

Today, on July 1, 2024, Atlas Luxco S.à r.l.1 (“Atlas” or the “Purchaser”), a subsidiary of Atlas Investissement S.A.S.1, announced separate but concurrent public offers in Sweden (the “Swedish Offer”) and the United States (the “US Offer”, and together with the Swedish Offer, the “Offers”) to the shareholders in Millicom International Cellular S.A.2 (“Millicom” or the “Company”) to tender all of their common shares, with nominal value USD 1.50 per share (each, a “Common Share,” and collectively, the “Common Shares”), including Swedish Depositary Receipts representing Common Shares (each Swedish Depositary Receipt represents one Common Share) (each, an “SDR” and collectively, the “SDRs,” and together with the Common Shares, the “Shares”) in Millicom3 to Atlas. Holders of Common Shares and SDRs will collectively be referred to herein as “Shareholders.”

The offer document (the “Offer to Purchase”) relating to the Offers has today been approved and registered by the Swedish Financial Supervisory Authority (Sw. Finansinspektionen) (the “SFSA”). The Purchaser has, pursuant to Rule 14d-3 and Rule 13e-3 under the Securities and Exchange Act of 1934 (the “Exchange Act”), filed with the Securities and Exchange Commission (the “SEC”) a combined Tender Offer Statement and Rule 13e-3 Transaction Statement under cover of Schedule TO of which the Offer to Purchase forms a part.

The Offer to Purchase is available on Atlas’ website (www.atlas-investissement.com/en/offers). The Offer to Purchase will also be available on the SFSA’s website (www.finansinspektionen.se).4 A pre-printed acceptance form for SDRs will be sent out to holders of SDRs in Millicom who are directly registered with Euroclear Sweden AB as of July 1, 2024, except for those domiciled in the excluded jurisdictions (see above). In relation to the US Offer, additional copies of the Offer to Purchase and the accompanying Letter of Transmittal and other related materials may be obtained from D.F. King & Co., Inc., as information agent for the US Offer or on the website maintained by the SEC at www.sec.gov. Holders of Common Shares may also contact their broker, dealer, commercial bank, trust company or other securities intermediary for copies of these documents.

1 Atlas Luxco S.à r.l., a private limited liability company (société à responsabilité limitée) existing under the laws of the Grand Duchy of Luxembourg (“Luxembourg”), having its registered office at 53, boulevard Royal, L-2449 Luxembourg, Luxembourg with corporate registration number B274990 with the Luxembourg Trade and Companies Registry (R.C.S. Luxembourg), is a subsidiary of Atlas Investissement S.A.S., a simplified joint-stock company (société par actions simplifiée), having its registered office at 16 Rue de la Ville-l’Évêque, FR-75008 Paris, France, with corporate registration number 908 070 188 with the Paris Trade and Companies Registry (R.C.S Paris) (the “Parent”). The Parent is a majority owned subsidiary of NJJ Holding S.A.S., a simplified joint-stock company (société par actions simplifiée) domiciled in Paris, France, wholly owned by Xavier Niel (Atlas Luxco S.à r.l., Atlas Investissement S.A.S., NJJ Holding S.A.S. and Xavier Niel are together referred to as the “Purchaser Group”).

2 Millicom International S.A., a public limited liability company (société anonyme) existing under the laws of Luxembourg, having its registered office at 2, rue du Fort Bourbon, L-1249 Luxembourg, with corporate registration number B40630 with the Luxembourg Trade and Companies Registry (R.C.S. Luxembourg).

3 Excluding 840,641 Common Shares and/or SDRs held in treasury by Millicom.

4 The Offer to Purchase is prepared in English only in accordance with a language exemption granted by the Swedish Financial Supervisory Authority in respect of the requirement to prepare the Offer to Purchase in the Swedish language. As an effect, this press release and any subsequent press releases and other communication concerning the Offers will be prepared only in the English language.

The initial acceptance period for the Offers (the “Offer Period”) has commenced today on July 1, 2024, in connection with the publication of the Offer to Purchase, and expires at one minute after 10:59 a.m. EST, or one minute after 4:59 p.m. CEST, on August 16, 2024, unless the Offer Period is extended. Provided that the conditions for the Offers have been fulfilled or Atlas otherwise has decided to complete the Offers, settlement is expected to be initiated on or around August 29, 2024.

Atlas has reserved the right to extend the Offer Period, as well as to postpone the settlement date. If the Swedish Offer is extended in accordance with Swedish law, the US Offer is expected to be extended so that it will expire on the same day as, and simultaneously with, the Swedish Offer. If the US Offer is extended in accordance with US law, the Swedish Offer is expected to be extended so that it will expire on the same day as, and simultaneously with, the US Offer.

Information about the Offers:

Information about the Offers is made available at:

www.atlas-investissement.com/en/offers

For additional information, please contact:

Cornelia Schnepf, FinElk

Cornelia.Schnepf@finelk.eu

+44 7387 108 998

Louise Tingström, FinElk

Louise.tingstrom@finelk.eu

+44 7899 066 995

For administrative questions regarding the Swedish Offer, please contact your bank or the nominee registered as holder of your SDRs.

The information in this press release was submitted for publication by Atlas in accordance with the Takeover rules for Nasdaq Stockholm and Nordic Growth Market NGM (the “Swedish Takeover Rules”). The information was submitted for publication on July 1, 2024 at 12.01 p.m. (CEST).

Important information:

In the US Offer, this communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities of Millicom. It is also not a substitute for the Tender Offer Statement and Rule 13e-3 Transaction Statement that Atlas has filed under cover of Schedule TO. Millicom will also file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the US Offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS), THE SOLICITATION/RECOMMENDATION STATEMENT CONTAIN OR WILL CONTAIN, AS APPLICABLE, IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND BE CONSIDERED BY MILLICOM’S SECURITYHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFERS. The Tender Offer Statement and Rule 13e-3 Transaction Statement have been, and the Solicitation/Recommendation Statement will be, made available to Millicom’s investors and security holders free of charge. A free copy of the Tender Offer Statement and Rule 13e-3 Transaction Statement is available, and the Solicitation/Recommendation Statement will be made available, to all of Millicom’s investors and security holders by visiting Atlas’ website at www.atlas-investissement.com/en/offers. In addition, the Tender Offer Statement and Rule 13e-3 Transaction Statement are available, and the Solicitation/Recommendation Statement (and all other documents filed by Millicom with the SEC) will be available upon filing with the SEC, in each case at no charge on the SEC’s website (www.sec.gov). MILLICOM’S INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE TENDER OFFER STATEMENT, RULE 13E-3 TRANSACTION STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED BY ATLAS OR MILLICOM WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE OFFERS. THESE MATERIALS CONTAIN OR WILL CONTAIN, AS APPLICABLE, IMPORTANT INFORMATION ABOUT THE OFFERS, ATLAS AND MILLICOM.

Cautionary Note Regarding Forward-Looking Statements

This announcement and other related documents delivered to you and/or incorporated by reference herein include “forward-looking statements,” including statements regarding the Purchaser Group, any member of the Purchaser Group’s future prospects, developments and business strategies, timing and completion of the Offers, compelling value of the Offers and the Offer Price, purpose of the Offers, future performance, plans, growth and other trend projections and other benefits of the Offers, certainty of the Offers and the potential to satisfy the conditions for completion of the Offers, regulatory approvals required for completion of the Offers, the possibility that competing offers will be made, potential adverse reactions or changes to business relationships as a result of the Offers and costs, charges or expenses relating to the Offers. These statements may generally, but not always, be identified by the use of words such as “anticipates,” “intends,” “expects,” “believes,” or similar expressions.

By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on assumptions and circumstances that may occur in the future. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, many of which are outside the control of Atlas, the Purchaser Group and Millicom, including changes in domestic and foreign economic and market conditions; the effect of changes in governmental regulations; any natural disaster, public health crisis or other catastrophic event; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to recent or pending acquisitions, including the Offers, may not materialize as expected; the Offers not being timely completed, if completed at all; regulatory approvals required for the transaction not being timely obtained, if obtained at all, or being obtained subject to conditions; prior to the completion of the transaction, Millicom’s business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, licensees, other business partners or governmental entities; difficulty retaining key employees; the outcome of any legal proceedings related to the Offers; the parties being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time frames or at all and other risk factors listed in Millicom’s most recent annual report on Form 20-F. There can be no assurance that actual results will not differ materially from those expressed or implied by these forward-looking statements.

Any forward-looking statements made herein speak only as of the date on which they are announced, and you should not rely on these forward-looking statements as representing Atlas’ or the Purchaser Group’s views as of any date after today. Except as required by the Swedish Takeover Rules or applicable law or regulation, Atlas and the Purchaser Group expressly disclaims any obligation or undertaking to publicly announce updates or revisions to any forward-looking statements contained in this announcement to reflect any change in expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. The reader should, however, consult any additional disclosures that Atlas, the Purchaser Group or Millicom have made or may make.

Important notice

The Offers are not being made, directly or indirectly, in Australia, Belarus, Canada, Hong Kong, Japan, New Zealand, Singapore, South Africa or Russia or in any other jurisdiction where such offer would be prohibited by applicable law pursuant to legislation, restrictions and regulations in the relevant jurisdiction, by use of mail or any other communication means or instrumentality (including, without limitation, facsimile transmission, electronic mail, telex, telephone and the internet) of interstate or foreign commerce, or of any facility of national securities exchange or other trading venue, of Australia, Belarus, Canada, Hong Kong, Japan, New Zealand, Singapore, South Africa or Russia or in any other jurisdiction where such offer would be prohibited by applicable law pursuant to legislation, restrictions and regulations in the relevant jurisdiction, and the Offers cannot be accepted by any such use or by such means, instrumentality or facility of, in or from, Australia, Belarus, Canada, Hong Kong, Japan, New Zealand, Singapore, South Africa or Russia or in any other jurisdiction where such offer would be prohibited by applicable law pursuant to legislation, restrictions and regulations in the relevant jurisdiction. Accordingly, this press release or any documentation relating to the Offers are not being and should not be sent, mailed or otherwise distributed or forwarded in or into Australia, Belarus, Canada, Hong Kong, Japan, New Zealand, Singapore, South Africa or Russia or in any other jurisdiction where such offer would be prohibited by applicable law pursuant to legislation, restrictions and regulations in the relevant jurisdiction.

This press release is not being, and must not be, sent to shareholders with registered addresses in Australia, Belarus, Canada, Hong Kong, Japan, New Zealand, Singapore, South Africa or Russia. Banks, brokers, dealers and other nominees holding shares for persons in Australia, Belarus, Canada, Hong Kong, Japan, New Zealand, Singapore, South Africa or Russia must not forward this press release or any other document received in connection with the Offers to such persons.

The Offers, the information and documents contained in this press release are not being made and has not been produced by, and has not been approved by, an “authorised person” for the purposes of section 21 of the UK Financial Services and Markets Act 2000 (as amended, the “FSMA”). The communication of the information and documents or materials contained in this press release to persons in the United Kingdom is exempt from the restrictions on financial promotions in section 21 of the FSMA on the basis that it is a communication by or on behalf of a body corporate which relates to a transaction to acquire shares in a body corporate and the object of the transaction may reasonably be regarded as being the acquisition of day-to-day control of the affairs of that body corporate, or to acquire fifty (50) per cent or more of the voting shares in that body corporate, within Article 62 (Sale of a body corporate) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005.

BNP Paribas S.A., authorized and lead-supervised by the European Central Bank in Frankfurt-am-Main (Germany) and the Autorité de Contrôle Prudentiel et de Résolution in Paris (France), Crédit Agricole Corporate and Investment Bank, authorized and lead-supervised regulated by the European Central Bank (ECB) in Frankfurt-am-Main (Germany) and the Autorité de Contrôle Prudentiel et de Résolution (ACPR) in Paris (France), J.P. Morgan Securities plc, authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority the United Kingdom, J.P. Morgan Securities LLC, subject to regulatory supervision by a variety of US regulators including the Federal Reserve Bank, the SEC, FINRA, NYSE, CBOE and other exchanges and state regulatory organizations in the United States, Lazard Frères S.A.S., and Société Générale, authorized and supervised by the European Central Bank (ECB) and the Autorité de Contrôle Prudentiel et de Résolution (the French Prudential Control and Resolution Authority) (ACPR) and regulated by the Autorité des Marchés Financiers (the French financial markets regulator) (AMF) (each a “Parent Financial Advisor”, and together the “Parent Financial Advisors”). The Parent Financial Advisors are the financial advisors to Parent and to no one else in connection with the Offers and will not regard any other person as their client in relation to the Offers. The Parent Financial Advisors are not responsible to anyone other than Parent for providing the protections afforded to their clients, nor for providing advice in connection with the Offers. The Parent Financial Advisors were not requested to, and did not, render an opinion with respect to the fairness of the Offers or any consideration to be paid in the Offers, including the Offer Price, or as to valuation or otherwise. The Parent Financial Advisors have not recommended any specific Offer Price to Parent or Purchaser or their respective directors, shareholders, creditors or other relevant parties.

Svenska Handelsbanken AB (publ) which is authorized and regulated by the Swedish Financial Supervisory Authority in Sweden (the “Atlas Financial Advisor”), is the financial advisor to Atlas and to no one else in connection with the Offers and will not regard any other person as its client in relation to the Offers. The Atlas Financial Advisor is not responsible to anyone other than Atlas for providing the protections afforded to its clients, nor for providing advice in connection with the Offers. The Atlas Financial Advisor was not requested to, and did not, render an opinion with respect to the fairness of the Offers or any consideration to be paid in the Offers, including the Offer Price, or as to valuation or otherwise. The Atlas Financial Advisor has not recommended any specific Offer Price to Parent or Purchaser or their respective directors, shareholders, creditors or other relevant parties.

Special notice to Shareholders in the United States

US Holders, as defined in Rule 14d-1 of the Exchange Act (“US Holders”), of SDRs are advised that the SDRs are not registered under the US Securities Act of 1933, as amended. The Offers are being made in the United States in accordance with US federal securities laws, including Regulation 14D and Regulation 14E promulgated under the Exchange Act, subject to the exemptions provided by Rule 14d-1(d) (the “Tier II Exemptions”) under the Exchange Act, and otherwise in accordance with the requirements of Swedish law. Accordingly, the Offers are subject to disclosure and other procedural requirements, including with respect to notice of extensions, withdrawal rights, settlement procedures and timing of payments, that are different from those applicable under US domestic tender offer procedures and law, and certain rules applicable to US tender offers made in the United States do not apply. Accordingly, US Holders of SDRs are advised of the risk that they may not be afforded the same rights under US federal securities laws by participating in the Swedish Offer. US Holders are encouraged to consult with their own advisors regarding the Offers.

As permitted under the Tier II Exemptions, notices of extensions of the Offers and the settlement of the Offers are based on the applicable Swedish and Luxembourg law provisions which differ from the extension and settlement procedures customary in the United States, particularly as regards the time when notice must be given and payment of the consideration is rendered, respectively. The Offers, which are subject to Swedish law and Luxembourg law, are being made to holders of Common Shares and holders of SDRs in accordance with the applicable United States securities laws, and the exemptions applicable thereunder, in particular the Tier II Exemptions.

It may be difficult for US Holders or other Shareholders participating in the Swedish Offer to enforce their rights and any claims they may have arising under the US federal or state securities laws in connection with the Swedish Offer, since the Company and Atlas are located in countries other than the United States, and some or all of their officers and directors may be residents of countries other than the United States. US Holders may not be able to sue the Company or Atlas or their respective officers or directors in a non-US court for violations of US securities laws. Further, it may be difficult to compel the Company or Atlas and/or their respective affiliates to subject themselves to the jurisdiction or judgment of a US court.

To the extent permissible under applicable law and regulations, including Rule 14e-5 under the Exchange Act, Atlas and its affiliates or brokers (acting as agents for Atlas or its affiliates, as applicable) may from time to time after the date hereof directly or indirectly purchase or arrange to purchase SDRs outside the United States, or any securities that are convertible into, exchangeable for or exercisable for such Shares, other than pursuant to the Offers, during the period in which the Offers remain open for acceptance. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. In addition, the financial advisors to Parent and/or the Atlas Financial Advisor may also engage in ordinary course trading activities in securities of the Company, which may include purchases or arrangements to purchase such securities as long as such purchases or arrangements are in compliance with the applicable law, including Rule 14e-5 under the Exchange Act. Any information about such purchases will be announced to US Holders through relevant electronic media if, and to the extent, such announcement is required under applicable Swedish or US law, rules or regulations.

THE OFFERS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY US STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY US STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFERS OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PRESS RELEASE OR WHETHER THE CONTENT IN THIS PRESS RELEASE IS CORRECT OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE IN THE UNITED STATES.